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MONDAY APRIL 17, 8:30 AM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: EarthCare Company

EARTHCARE FILES FORM 10-K

DALLAS, April 17 /PRNewswire/ -- EarthCare Company (Nasdaq: ECCO - news) announced today that it has filed its 1999 Form 10-K with the Securities and Exchange Commission. The Company also filed Forms 10-Q/A to restate results for the first three quarters of 1999 and amended its credit agreement and obtained waivers for non-compliance with certain covenants.

Preliminary, unaudited results, which were announced on March 31, 2000, indicated revenues of approximately $42 million and a loss before taxes of approximately $17 million for the twelve-month period ending December 31, 1999. Final, audited results for 1999 include revenues of $41.8 million and a loss before taxes of $15.9 million. The net loss after taxes and an extraordinary gain of $.1 million for 1999 totaled $16.4 million or $1.58 per share. In 1998, the Company reported revenues for the full year of $25.7 million and a net after tax loss of $1.4 million or $0.17 per share. For the fourth quarter of 1999, EarthCare reported revenues of $13.0 million and a loss after taxes of $15.5 million or $1.42 per share. In the fourth quarter of 1998, the Company reported revenues of $7.5 million and net income of $.1 million or $0.01 per share.

EarthCare is a comprehensive service organization with business units serving the waste needs of a variety of residential, commercial and industrial customers. SOURCE: EarthCare Company